Exhibit 12

DIMON Incorporated and Subsidiaries

RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended June 30
	______________________________________________________________________________
(in thousands)	2002	2001	2000	1999	1998
===========================================================================================================================

Pretax income from continuing operations……	$38,023	$34,540	$23,352	$(37,289)	$ 55,989

Distributed income of equity investees.....…….	930	223	4,041	7,039	1,575

Fixed charges……….………………………….	51,812	57,112	62,847	70,625	87,523
	______________________________________________________________________________
Earnings………………………………………..	$90,765	$91,875	$90,240	$40,375	$145,087

Interest………………………………………….	$50,128	$55,908	$60,069	$68,897	$86,580

Amortization of charges and other……………...	1,684	1,204	2,778	1,728	943
	______________________________________________________________________________
Fixed Charges…………………………………	$51,812	$57,112	$62,847	$70,625	$87,523

Ratio of Earnings to Fixed Charges…………	1.75	1.61	1.44	NA	1.66

Fixed Charges in Excess of Earnings………..	N/A	N/A	N/A	$30,250	N/A

-66-